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                           Anixter International Inc.
                             2301 Patriot Boulevard
                          Glenview, Illinois 60026-8020


                                December 3, 2004


Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC  20549-1004

     Re:  Anixter International Inc.
          (File No. 333-120279)


Ladies and Gentlemen:

         The undersigned, Anixter International Inc. (the "Company"), pursuant to the provisions of Rule 461 of the General Rules and Regulations of the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended, hereby requests that the Commission grant acceleration of the effectiveness of the Company's Registration Statement on Form S-4 (File No. 333-120279) so that it may become effective at 3:00 p.m., Eastern Standard Time, on December 7, 2004 or as soon thereafter as practicable.

                                        Very truly yours,

                                        ANIXTER INTERNATIONAL INC.


                                        By: /s/ John A. Dul
                                            ------------------------------------
                                            Name: John A. Dul
                                            Title: Vice President--General
                                                   Counsel and Secretary